Exhibit 14.1

Code of Ethics

General

This Code of Ethics (the “Code”) has been adopted by each of Stone Point Capital LLC (“Stone Point Capital”), Stone Point Credit Adviser LLC (“Stone Point Credit” and, together with Stone Point Capital, “Stone Point”) and Stone Point Credit Corporation (the “Stone Point BDC or the Company”), in compliance with Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).61 The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of Stone Point and Stone Point BDC may abuse their fiduciary duties, and otherwise to deal with the types of conflict of interest situations to which Rule 204A-1 under the Advisers Act (“Rule 204A-1”) and Rule 17j-1 under the 1940 Act (“Rule 17j-1”), as applicable, are addressed. Together, Stone Point and Stone Point BDC are referred to herein as the “Stone Point Entities.”

The Chief Compliance Officer of Stone Point and Stone Point BDC (“CCO”) may designate such deputy compliance officers (such persons, “Compliance”) as the CCO may deem necessary or appropriate to fulfill the responsibilities of the CCO under this Code of Ethics.

Capitalized terms not defined in this Code of Ethics shall have the meanings given to them in Stone Point’s compliance manual.

Definitions

(A)

“Access Person” means any director, employee, officer or Advisory Person (as defined below) of Stone Point or Stone Point BDC. All of Stone Point’s Supervised Persons (as defined below) are Access Persons for purposes of this Code.

(B)

An “Advisory Person” of Stone Point or Stone Point BDC means: (i) any director, officer or employee of Stone Point or Stone Point BDC, or any company in a control (as defined below) relationship to Stone Point or Stone Point BDC who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security (as defined below) by Stone Point BDC, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a control relationship to Stone Point or Stone Point BDC who obtains information concerning recommendations made to Stone Point BDC with regard to the purchase or sale of any Covered Security by Stone Point BDC.

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Stone Point’s investment advisory clients include closed-end private funds and separately-managed accounts/funds of one (the “Funds”). Stone Point Credit is the investment adviser and administrator to Stone Point BDC.

(C)

“Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a- 1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in determining whether a person is a beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.[62]

(D)	“CCO” means the Chief Compliance Officer of Stone Point and/or Stone Point BDC as the context requires.

(E)

“control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act, and generally means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

(F)

“Covered Person” means any director, officer or employee (including a temporary employee) of Stone Point or Stone Point BDC, or of any of their affiliates or subsidiaries, and any other persons designated by the CCO. All of Stone Point’s Supervised Persons (defined below) are Covered Persons for purposes of this Code.

(G)

“Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act, including: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

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“Beneficial Ownership” is defined by the rules of the SEC. Generally, under the SEC rules, a person is regarded as having beneficial ownership in securities held in the name of: a husband, wife or a minor child; a relative sharing the same house; anyone else, if the Access Person obtains benefits substantially equivalent to ownership of the securities, can obtain ownership of the securities immediately or at some future time or can vote or dispose of the securities.

If an Access Person acts as a fiduciary with respect to funds and accounts managed outside of Stone Point (for example, if the Access Person acts as the executor of an estate for which s/he makes investment decisions), s/he will have beneficial ownership in the assets of that fund or account. Accordingly, any securities transactions an Access Person makes on behalf of that fund or account will be subject to the general trading restrictions set forth herein. An Access Person should review the restrictions on his or her availability to act as a fiduciary outside of Stone Point set forth in Chapter VI.

“Covered Security” does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short- term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies registered under the 1940 Act.63

(H)	“Independent Director” means a director of Stone Point BDC who is not an “interested person” of Stone Point BDC within the meaning of Section 2(a)(19) of the 1940 Act.

(I)

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

(J)

“Investment Persons” of Stone Point or Stone Point BDC means: (i) any employee of Stone Point or Stone Point BDC (or of any company in a control relationship to Stone Point or Stone Point BDC) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by Stone Point BDC; and (ii) any natural person who controls Stone Point or Stone Point BDC and who obtains information concerning recommendations made to Stone Point BDC regarding the purchase or sale of securities by Stone Point BDC.

(K)	“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(L)

“Security Held or to be Acquired” by Stone Point BDC means: (i) any Covered Security which, within the most recent 15 days: (A) is or has been held by Stone Point BDC; or (B) is being or has been considered by Stone Point or Stone Point BDC for purchase by Stone Point BDC; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in clause (i).

(M)

“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Stone Point, or other person who provides investment advice on behalf of Stone Point and is subject to the supervision and control of Stone Point. The CCO will determine whether an operating partner, senior advisor or other consultant providing services to Stone Point will be treated as a Supervised Person depending on the role of, and services to be provided by, that operating partner, senior advisor or other consultant.

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For purposes of this Code of Ethics, “shares issued by open-end investment companies registered under the 1940 Act” includes shares issued by money market funds and by unit investment trusts that are invested exclusively in one or more open-end funds.

Standard of Conduct

All Covered Persons must act at all times in accordance with their fiduciary duties. As applicable, a Covered Person should (i) at all times place the interests of the funds managed by Stone Point (“Funds”) and Stone Point BDC before his or her own interests, (ii) act with honesty and integrity with respect to the Funds and Stone Point BDC and their investors, (iii) never take inappropriate advantage of his or her position for his or her personal benefit, (iv) make full and fair disclosure of all material facts, particularly where Stone Point’s or the Covered Person’s interests may conflict with the Funds’ or Stone Point BDC’s interests, and (v) have a reasonable, independent basis for his or her investment advice.

Covered Persons may not engage in any investment transaction under circumstances in which the Covered Person benefits from or interferes with the purchase or sale of investments by Stone Point BDC. In addition, Covered Persons may not use information concerning the investments or investment intentions of Stone Point BDC, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of Stone Point BDC. Covered Persons may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by Stone Point BDC. In this regard, Covered Persons should recognize that Rule 17j-1 makes it unlawful for any affiliated person of Stone Point BDC, or any affiliated person of an investment adviser for Stone Point BDC, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by Stone Point BDC to:

(i)	employ any device, scheme or artifice to defraud Stone Point BDC or its investors;

(ii)

make any untrue statement of a material fact to Stone Point BDC or its investors or omit to state to Stone Point BDC or its investors a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon Stone Point BDC or its investors; or

(iv)	engage in any manipulative practice with respect to Stone Point BDC or its investors.

Covered Persons should also recognize that a violation of this Code, of Rule 204A-1 or of Rule 17j-1 may result in the imposition of: (1) sanctions determined by the CCO, Risk & Compliance Committee or the senior management team, as appropriate; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

Covered Persons are required to comply with applicable federal securities laws.

Although this Code of Ethics sets forth several specific guidelines and procedures, any Covered Person who has a question about a specific conflict of interest, potential conflict of interest or any other situation, whether it appears in compliance with the letter of the law, this Code of Ethics and/or Stone Point’s or Stone Point BDC’s respective compliance manuals, should consult the CCO.

All Covered Persons are expected to be familiar and comply with the laws and regulations applicable to their day-to-day responsibilities, including U.S. federal securities laws and regulations. If a Covered Person has any question with respect to any such law or regulation, s/he should consult this Code of Ethics, the applicable compliance manual or the CCO.

Reporting Violations

Covered Persons must report any violations of this Code of Ethics promptly to the CCO.

To promote the confidentiality of information provided, the Stone Point Entities maintain a confidential 24/7 Ethics and Compliance Hotline to service the Covered Persons and managed by an independent, third-party service provider. This means that if a Covered Person wishes to report a possible violation of this Code of Ethics, Stone Point’s or Stone Point BDC’s compliance manual (or any other Stone Point policy), s/he will be able to do so either over the phone or via a web reporting system anonymously and in complete confidence. Covered Persons are always encouraged to speak to the General Counsel or the CCO about potential violations of policies and procedures or generally regarding any unethical behavior, but it is understood that there could be situations where one might wish to remain anonymous. The information regarding the hotline can be found in the second floor main photocopy room.

Nothing contained in this Code of Ethics restricts the ability of a Covered Person to report matters to the SEC or to take any other action in conformance with the SEC’s Whistleblower Rules under Section 21F of the U.S. Securities and Exchange Act of 1934.

Personal Securities Transactions

In order to avoid actual and perceived conflicts of interests with the Funds as well as the laws relating to insider trading, Stone Point and Stone Point BDC have adopted a strict personal securities transactions policy. This policy governs any investment by an Access Person in securities, including any interest or instrument commonly known as a security, including stocks, bonds, options, warrants, financial commodities, futures, other directive products and interests in privately placed offerings, limited partnerships and other entities.

(a)	Material Non-Public Information

No Access Person may purchase or sell, directly or indirectly, for his or her own account, or any account in which s/he may have direct or indirect Beneficial Ownership any security where the Access Person has knowledge of material non-public information. Moreover, while it is the Stone Point Entities’ intent to maintain an accurate and up-to-date Pre-Clearance List (described below), no Access Person may purchase or sell, directly or indirectly, for his or her own account, or any account in which he or she may have direct or indirect Beneficial Ownership:

•

Any security (or related option or warrant) that to his or her knowledge Stone Point is buying or selling for the Funds or Stone Point BDC, until in the case of buying, such buying is determined not to occur on behalf of the Funds or Stone Point BDC or in the case of selling, such selling has been completed; or

•	Any security (or related option or warrant) that to his or her knowledge is under active consideration for purchase or sale by Stone Point for the Funds or Stone Point BDC.

No Access Person shall recommend any transaction in any Covered Securities by the Funds or Stone Point BDC without having disclosed to the CCO his or her interest, if any, in such Covered Securities or the issuer thereof, including: the Access Person’s Beneficial Ownership of any Covered Securities of such issuer; any contemplated transaction by the Access Person in such Covered Securities; any position the Access Person (or any person to whom the Access Person is related, by blood or marriage, and is known) has with such issuer; and any present or proposed business relationship between such issuer and the Access Person (or a party in which the Access Person has a significant interest).

(b)	Pre-clearance Procedures

Each Access Person must obtain pre-clearance (as described below) for any personal investment transaction in:

•	Stone Point BDC’s securities; or

•	Any U.S. initial public offering; or

•	Any security sold in the United States in reliance on the private placement exemptions in Section 4(a)(2) of the Securities Act or Regulation D thereunder; or

•	Transactions involving virtual currency and cryptocurrency coins and/or tokens to be acquired in an initial public offering or a private placement; or

•	Any security on the Pre-Clearance List (collectively, a “Pre-Clearance Security”)[64].

If you wish to trade in a Pre-Clearance Security (including with respect to the writing of an option to purchase or sell a Pre-Clearance Security), you must not trade on that security unless and until you have received approval to do so. Requests to trade should be made using the Compliance Tracking System. A security on the Pre-Clearance List does not necessarily mean that an Access Person cannot trade on that security; however, pre-clearance is required in each case. An Access Person will be required to make certain certifications each time s/he intends to trade a Pre-Clearance Security, including that s/he has no knowledge that would violate the general principles set forth above.

Every effort will be made to provide the Access Person with pre-clearance on the same business day such Access Person requests it under normal circumstances. An Access Person must complete an approved

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A Pre-Clearance Security shall not include a security in an account over which the Access Person has no direct or indirect influence or control (i.e., those done through a managed account or blind trust) so long as a current approved letter from the managed account adviser is on file with Compliance.

securities transaction in a publicly-traded security by the end of the business week in which he or she obtains the approval.65 If the transaction is not completed within this time period, such Access Person must obtain a new pre-clearance, including one for any uncompleted portion of the transaction. The CCO may extend time periods, if appropriate.

Post-transaction approval is not permitted. If the Stone Point Entities determine that an Access Person completed a trade before approval or after the clearance expires, such Access Person will be considered to be in violation of this Code of Ethics. After the first such violation, the Access Person will typically receive a warning. If any additional violations occur, the sanctions to be imposed will be determined by the CCO, Risk & Compliance Committee or the senior management team, as appropriate.

(c)	Trading Restrictions

In addition to the more general restrictions discussed above, the Stone Point Entities have adopted other restrictions on personal investment transactions.

No Access Person may:

•	Buy or sell an interest in privately-placed securities of a product managed by a Fund or asset management portfolio company without receiving approval in advance; or

•

Buy or sell an interest in a portfolio company without receiving approval in advance, except through the use of a co-investment vehicle established by Stone Point and otherwise permitted by the Fund’s limited partnership agreement;

•	Enter into a short-sale transaction or purchase a put option on any security of an issuer for which a position is held long by a Fund or Stone Point BDC;

•	Engage in any trade or order activity or investment if such activity is the result of exposure to material non-public information; or

•	Enter an order or make an investment that anticipates (i.e., front runs) or competes with a Fund or Company order or investment.

(d)	Reporting of Transactions

(i)	Personal Securities Holdings and Transactions Reports

All Access Persons are required to use the Compliance Tracking System to originate and provide personal securities holdings and transactions reports to Compliance. All Access Persons are required via the Compliance Tracking System to connect their brokerage information to the Compliance Tracking System so

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For example: assuming a regular business week, whether an Access Person obtains approval on Monday or Wednesday, s/he has until the close of business on that Friday to execute the transaction. If a request is made on a Friday, additional business days may be granted.

that all personal transactions in reportable securities by the Access Person and the Access Person’s immediate family members are included in the Compliance Tracking System. If an Access Person is unable to use the Compliance Tracking System, such Access Person must, with the permission of the CCO, comply with all reporting obligations on forms distributed to him or her by Compliance.

All new Access Persons are responsible for providing a list of Personal Accounts (defined below) and generating an initial holdings report of all Covered Securities66 in which they have a Beneficial Ownership as of a date no more than 45 days prior to the date the person became an Access Person using the Compliance Tracking System. New Covered Persons must provide this initial holdings report within 10 business days of the date of hire. It is important that Access Persons keep the Compliance Tracking System up to date. For example, any new Personal Accounts must be added to the system promptly after the opening of the new account.

All Access Persons are required to generate quarterly transactions reports. While the Compliance Tracking System will distribute reminders to its Access Persons in connection with the Access Persons’ reporting obligations, it remains the responsibility of each Access Person to complete his or her reports in a timely fashion. Quarterly transactions reports are due by the 30th day of January, April, July and October or, if that day is not a business day, then the first business day thereafter. Any effort by the CCO to facilitate the reporting process does not change or alter the Access Person’s responsibility. If the CCO permits the submission of paper statements from a broker to comply with this Section, such paper statements should, unless otherwise approved by the CCO, be sent directly from the broker to Compliance.

In each personal securities transactions report, the Access Person must report all personal investment transactions in Covered Securities in which they have any Beneficial Ownership which were transacted during the quarter (or the year, as applicable). Every Access Person must file a personal securities transactions report when due even if such person made no purchases or sales of securities during the period covered by the report.

(ii)	Certain Exceptions

Quarterly transactions reports need not be filed with respect to:

•

Transactions in an account over which the Access Person has no direct or indirect influence or control (i.e., those done through a managed account or blind trust) so long as a current approved letter from the managed account adviser is on file with Compliance;

•	Transactions effected pursuant to an “automatic investment plan”; and

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Investments by Access Persons in vehicles managed by Stone Point are reported to Stone Point at the time of investment, and therefore are deemed “reported” to Stone Point for purposes of the reporting obligations described herein. Accordingly, Access Persons need not specifically identify their investments in vehicles managed by Stone Point in their holdings or transaction reports.

•

Transactions that are reported on broker trade confirmations or account statements that are provided to the Stone Point Entities no later than 30 days after the end of the applicable calendar quarter, if permitted by Compliance.

An “automatic investment plan” is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

(iii)	Annual Holdings Report

All Access Persons must also complete an annual holdings report along with the personal securities transactions report due by the 30th day in January or, if that day is not a business day, then the first business day thereafter. This annual holdings report must include a listing of all Covered Securities in which the Access Person has a Beneficial Ownership as of December 31 of the prior year. Any effort by the CCO to facilitate the reporting process does not change or alter the Access Person’s responsibility.

(iv)	Independent Directors.

Notwithstanding the reporting requirements set forth herein, an Independent Director who would be required to make a report solely by reason of being a director of Stone Point BDC is not required to file an initial or annual holdings report.

Such an Independent Director also need not file a quarterly transactions report unless such director knew or, in the ordinary course of fulfilling his or her official duties as a director of Stone Point BDC, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the director, such Covered Security is or was purchased or sold by Stone Point BDC or Stone Point or Stone Point BDC considered purchasing or selling such Covered Security.

(v)	Personal Accounts

This Code of Ethics applies to all Personal Accounts of all Access Persons where Covered Securities are held. A “Personal Account” includes an account maintained by or for:

•	Access Person and/or Access Person’s spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

•	Any individuals who live in the Access Person’s household and over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;

•

Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls or (ii) for whom the Access Person provides discretionary advisory services;

•	Any trust or other arrangement which names the Access Person as a beneficiary (other than a blind trust); and

•

Any partnership, corporation, or other entity of which the Access Person either (i) is a general partner; (ii) in which the Access Person has a 25% or greater beneficial interest or in which the Access Person owns a controlling interest or exercises effective control; or (iii) with respect to which the Access Person makes or participates in making decisions to purchase or sell securities for the account of such entity (i.e., sitting on an investment committee).

(vi)	Transactions involving Virtual Currency

For purposes of this Code of Ethics, virtual currency and cryptocurrency coins and/or tokens including those offered, or previously were offered, as part of an initial coin offering, will be treated as securities. As a result, transactions involving such currency, coins and tokens must be pre-cleared (where acquired in an initial public offering or a private placement) and reported in accordance with this Code of Ethics.

(e)	Acknowledgement of Receipt of Code of Ethics

Each Access Person must be provided with a copy of this Code of Ethics and any amendments. Each Access Person must provide the CCO or other designated compliance personnel with a written acknowledgement in the form provided in the Compliance Tracking System of his/her receipt of the Code of Ethics and any amendments. Access Persons must sign and deliver this acknowledgement electronically in the Compliance Tracking System to the CCO upon becoming an Access Person and annually thereafter